Exhibit 99.1
CSB BANCORP, INC. REPORTS 45% INCREASE
IN FOURTH QUARTER 2005 EARNINGS PER SHARE
Fourth Quarter Highlights
•	Diluted earnings per share of $0.35

•	Net income of $903 thousand

•	Return on average common equity of 9.93%

•	Return on average assets of 1.12%
Millersburg, Ohio — January 26, 2006 — CSB Bancorp, Inc. (OTCBB: CSBB.ob) today announced fourth quarter 2005 net income of $903 thousand, or $0.35 per diluted share, up from $651 thousand, or $0.24 per diluted share, for the same period in 2004. Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 9.93% and 1.12%, respectively, compared with 7.13% and 0.82% for the fourth quarter of 2004.
For the full year of 2005, the Company reported net income of $2.9 million, or $1.09 per diluted share, up from $2.5 million, or $0.95 per diluted share, for the year of 2004. ROE and ROA were 7.92% and 0.91%, respectively, compared with 7.15% and 0.81% for the prior-year.
“CSB’s fourth quarter results reflect continued progress with enhancing our other income generation through the introduction of an overdraft privilege program as well as improving our net interest margin,” said John J. Limbert, President and CEO. “We have taken steps to increase the volume of earning assets while continuing to grow core deposit relationships on our balance sheet. These increases have had a positive effect this quarter despite a challenging interest rate environment.”
Focusing on CSB’s strong equity position, Mr. Limbert added, “Our capital management strategy of repurchasing shares resulted in the purchase of over 66,000 shares in the fourth quarter. Even with these purchases, our equity to assets ratio stands at a very strong 10.96%! This strong capital position, coupled with strong credit quality and core earnings dependability, will allow us to explore a variety of strategic alternatives, including expanding our company’s market presence via new banking centers or through acquisitions.”
Mr. Limbert also commented on the Company’s fee income during the fourth quarter, “Service charges improved strongly over the past quarter and on a year-over-year basis. We continue to look for ways to enhance service charge revenue and the addition of overdraft privilege to our product line has been embraced by our consumer and small business customer base.”
Total revenue, defined as net interest income on a fully-tax equivalent (“FTE”) basis plus non-interest income net of securities transactions, was $4.2 million for the fourth quarter of 2005, compared with $3.6 million in the prior-year quarter, an increase of 16.6%. FTE net interest income increased 13.5% year-over-year, to $3.4 million. The net interest margin increased 42 basis points to 4.54%, while average assets increased $8.7 million to $321 million. During the fourth quarter of 2005, the average investment portfolio increased approximately $11 million, or 16%, compared with the fourth quarter of 2004, while average loans decreased $1.1 million, or .5%, to $215.4 million.

Non-interest income for the fourth quarter of 2005 totaled $707 thousand, compared with $527 thousand for the fourth quarter of 2004, an increase of 34.2%. During the fourth quarter of 2005, service charges on deposits rose $139 thousand, or 62.9%, compared with the fourth quarter of 2004. Trust and brokerage fees increased $32 thousand, or 31.7%, in the fourth quarter of 2005 compared with the year-ago quarter, a direct result of increased assets under management and revenue from the opening of a Trust Office in Wooster, Ohio in 2005.
Non-interest expense totaled $2.8 million for the fourth quarter of 2005, compared with $2.6 million for the fourth quarter of 2004, an increase of 8.9%. The efficiency ratio for the quarter was 66.96%, compared with 71.65% for the year ago quarter.
Federal income tax expense was $397 thousand and $237 thousand for the quarters ended December 31, 2005 and 2004, respectively. The effective tax rate for the fourth quarter 2005 was 30.5% compared to 26.7% for the same quarter in 2004. The increase in the fourth quarter 2005 reflected a decline in tax-free interest income, primarily resulting from the sale and maturity of bonds within the tax-free investment portfolio. For the years ended December 31, 2005 and 2004, the federal income tax expense was $1.2 million (effective rate of 28.9%) and $653 thousand (effective rate of 20.6%), respectively.
As of December 31, 2005, nonperforming assets were $1.2 million, or 0.58% of period-end loans plus other real estate, compared with $1.4 million, or 0.64%, as of September 30, 2005, and $1.6 million or 0.76%, as of December 31, 2004. Net recoveries for the fourth quarter of 2005 totaled $1.0 thousand, compared with net recoveries of $1.0 thousand for the fourth quarter of 2004. Commenting on the company’s credit quality Limbert said, “At year end our delinquency rate stood at         .53% versus 1.04% at year end 2004. Coupled with the low non-performing assets and declining charge off rates we remain optimistic about our ability to manage any credit deterioration resulting from a slowing economy.”
The Company recorded no loan loss provision in the fourth quarter of 2005 or the fourth quarter of 2004. During the first and second quarters of 2005, two different commercial loans were reclassified from nonperforming loans to other real estate owned. The decrease in loan loss provision from the previous quarter reflects the increase in the Company’s level of allowance for loan losses as a percentage of nonperforming loans, resulting in lower or no loss provisions for the subsequent quarters during 2005.
During the fourth quarter of 2005, the level of nonperforming loans improved from the prior quarter. This improvement combined with a declining historical charge-off history, factored into the Company’s reserve methodology. The allowance for loan losses at December 31, 2005 was 1.14% of period-end loans, compared with 1.12% on September 30, 2005 and 1.18% on December 30, 2004. The year-end ratio of allowance for loan losses to non-performing loans stood at 305%.
Assets at December 31, 2005 totaled $321 million, up 1.15% from December 31, 2004. Period-end loans declined $3.1 million or 1.4%, driven by a $6 million decline in mortgage loans coupled with a $2 million reduction in commercial participation loans that were repurchased by the originating bank. These reductions in loan balances were partially offset by home equity loans increasing $4.4 million or 31.4%, and consumer installment loans increasing approximately $1 million. Investment securities increased $5.0 million, or 6.6%, over the same time period in 2004.
Deposits totaled $255 million at December 31, 2005, compared with $248 million on December 31, 2004. Compared with September 30, 2005, total deposit growth was flat for the fourth quarter. Year-over-year, average checking account balances have increased approximately $2 million. Over those same time periods, money market accounts increased $5 million, as a result of a new product offering, while average traditional savings accounts declined $2 million. As the period represented a time of rising short-term interest rates, time deposits of less than $100 thousand grew an average $6 million from fourth quarter 2004 to fourth quarter 2005, while time deposits greater than $100 thousand remained virtually unchanged.

Shareholders’ equity was $35.2 million on December 31, 2005. The Company’s capital position remains strong, as tangible equity to assets was 10.96%, compared with 11.41% on December 31, 2004. The common dividend paid during the quarter was $0.14 per share, a $0.01 increase from the prior-year quarter. During the fourth quarter of 2005 the Company repurchased 66,439 common shares. Period-end common shares outstanding totaled 2.578 million.
About CSB Bancorp
CSB Bancorp is a diversified financial services holding company headquartered in Millersburg, Ohio, with approximate assets of $321 million as of December 31, 2005. CSB Bancorp provides a complete range of banking and other financial services to consumers and businesses through its wholly-owned subsidiary, The Commercial & Savings Bank, with nine banking centers in Holmes, Tuscarawas and Wayne counties.
Forward-Looking Statement
This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward- looking statements or reflect events or circumstances after the date of this release.
Contact Information:
Paula J. Meiler, SVP & CFO
330-763-2873
paula.meiler@csb1.com

CSB BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
 (Unaudited)
(Dollars in thousands except per share date)

	Quarters
	2005	2005	2005	2005	2004
EARNINGS	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Net interest income FTE(a)	$3,449	$3,299	$3,112	$3,019	$3,039
Provision for loan losses	—	71	106	106	—
Other income	707	539	554	780	527
Other expenses	2,783	2,709	2,634	2,677	2,555
FTE adjustment (a)	74	85	84	90	123
Net income	903	690	613	667	651
Diluted EPS	0.35	0.26	0.23	0.25	0.24

PERFORMANCE RATIOS
Return on average assets (ROA)	1.12%	0.87%	0.79%	0.86%	0.82%
Return on average common equity (ROE)	9.93%	7.49%	6.78%	7.42%	7.13%
Net interest margin FTE (a)	4.54%	4.43%	4.26%	4.14%	4.12%
Efficiency ratio	66.96%	70.58%	71.85%	70.47%	71.65%
Number of full-time equivalent employees	127	127	130	125	126

MARKET DATA
Book value/common share	$13.64	$13.76	$13.79	$13.53	$13.69
Period-end common share mkt value	21.00	22.35	20.50	20.25	20.00
Market as a % of book	153.96%	162.43%	148.66%	149.67%	146.09%
PE ratio	15.00	21.49	22.28	20.25	20.83
Cash dividends/common share	$0.14	$0.14	$0.14	$0.14	$0.13
Common stock dividend payout ratio	40.00%	53.85%	60.87%	56.00%	54.17%
Average basic common shares	2,620,102	2,644,957	2,644,968	2,644,965	2,644,962
Average diluted common shares	2,623,684	2,649,890	2,648,286	2,653,762	2,653,333
Period end common shares	2,578,499	2,644,952	2,644,966	2,644,968	2,644,962
Common shares repurchased	66,439	28	2	—	—
Common stock market capitalization	$54,148	$59,115	$54,222	$53,561	$52,899

	Quarters
	2005	2005	2005	2005	2004
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
ASSET QUALITY
Gross charge-offs	$35	$25	$213	$303	$16
Net charge-offs	-1	4	139	271	-1
Allowance for loan losses	2,445	2,444	2,377	2,410	2,575
Nonperforming assets (NPAs)	1,241	1,408	1,391	1,431	1,662
Net charge-off/average loans ratio	0.00%	0.01%	0.25%	0.49%	0.00%
Allowance for loan losses/period-end loans	1.14%	1.12%	1.06%	1.08%	1.18%
NPAs/loans and other real estate	0.58%	0.64%	0.62%	0.64%	0.76%
Allowance for loan losses/nonperforming loans	305.13%	312.30%	310.21%	168.40%	154.97%

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	10.96%	11.39%	11.72%	11.44%	11.41%
Average equity to assets	11.23%	11.61%	11.65%	11.62%	11.57%
Average equity to loans	16.75%	16.54%	16.25%	16.36%	16.74%
Average loans to deposits	83.60%	87.90%	91.45%	91.86%	88.80%

AVERAGE BALANCES
Assets	$321,205	$315,021	$311,447	$313,744	$313,194
Earning assets	301,615	295,342	292,872	295,731	292,918
Loans	215,379	221,096	223,252	222,970	216,468
Deposits	257,623	251,531	244,118	242,728	243,760
Shareholders’ equity	36,078	36,562	36,282	36,470	36,238

ENDING BALANCES
Assets	$320,989	$319,412	$311,171	$312,665	$317,340
Earning assets	295,168	296,008	292,762	293,773	297,455
Loans	215,020	218,577	223,442	224,108	218,084
Deposits	255,403	255,745	245,394	243,723	247,951
Total shareholders’ equity	35,177	36,392	36,469	35,769	36,208

NOTES:

(a)-	Net interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis is not an accounting principle generally accepted in the United States of America.

CSB BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
 (Unaudited)

	December 31,	December 31,
	2005	2004
ASSETS
Cash and cash equivalents
Cash and due from banks	$14,785,250	$12,501,954
Interest-earning deposits in other banks	124,726	142,338
Federal funds sold	1,740,000	3,000,000

Total cash and cash equivalents	16,649,976	15,644,292
Securities
Available-for-sale, at fair value	78,273,248	73,438,070
Restricted stock, at cost	2,947,000	2,790,400
Total securities	81,220,248	76,228,470

Loans	215,019,673	218,084,479
Less allowance for loan losses	2,445,494	2,574,945

Net loans	212,574,179	215,509,534
Premises and equipment, net	7,671,822	7,709,439
Accrued interest receivable and other assets	2,873,007	2,248,608

TOTAL ASSETS	$320,989,232	$317,340,343

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	41,807,069	41,733,596
Interest-bearing	213,595,648	206,217,123

Total deposits	255,402,717	247,950,719
Securities sold under repurchase agreements	16,417,616	13,316,473
Federal Home Loan Bank borrowings	13,067,840	18,745,236
Accrued interest payable and other liabilities	930,800	1,120,408

Total liabilities	285,818,973	281,132,836

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 Shares; issued 2,667,786 shares	16,673,667	16,673,667
Additional paid-in capital	6,413,915	6,413,915
Retained earnings	14,752,250	13,358,321
Treasury stock at cost — 89,287 shares in 2005 and 22,824 shares in 2004	(2,086,686)	(627,119)
Accumulated other comprehensive (loss) income	(582,887)	388,723

Total shareholders’ equity	$35,170,259	$36,207,507

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$320,989,232	$317,340,343

CSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
 (Unaudited)

	2005	2004	2003
Interest and dividend income:
Loans, including fees	$14,343,888	$12,122,379	$12,452,881
Taxable securities	2,243,081	1,501,812	1,020,512
Nontaxable securities	624,911	1,409,263	1,905,372
Other	145,395	40,094	35,666

Total interest and dividend income	17,357,275	15,073,548	15,414,431

Interest expense:
Deposits	4,128,130	3,237,803	3,849,339
Other	683,566	636,113	782,019

Total interest expense	4,811,696	3,873,916	4,631,358

Net interest income	12,545,579	11,199,632	10,783,073
Provision (credit) for loan losses	282,664	422,621	(51,000)

Net interest income after provision (credit) loan losses	12,262,915	10,777,011	10,834,073

Non-interest income
Service charges on deposit accounts	1,037,377	846,935	790,587
Merchant fees	19,080	163,086	207,811
Trust services	484,468	386,469	375,929
Securities gains	247,047	587,916	1,068
Gain on sale of loans	23,502	13,481	68,267
Gain on sale of other real estate owned	10,000	—	114,836
Other	759,014	682,423	596,855

Total non-interest income	2,580,489	2,680,310	2,155,353

Non-interest expenses
Salaries and employee benefits	5,671,149	5,250,732	5,516,584
Occupancy expense	677,067	642,048	647,157
Equipment expense	524,112	515,267	490,483
Franchise tax expense	427,435	419,527	408,544
Professional and director fees	677,252	680,043	894,314
Other expenses	2,825,750	2,770,469	2,842,235

Total non-interest expenses	10,802,765	10,278,086	10,799,317
Income before income taxes	4,040,639	3,179,235	2,190,109
Federal income tax provision	1,168,000	653,000	130,000

Net income	$2,872,639	$2,526,235	$2,060,109

Net income per share
Basic	$1.09	$.96	$.78

Diluted	$1.09	$.95	$.78
Note: Certain prior year balances have been reclassified to conform to the current year presentation.